Exhibit 10.17
EMPLOYMENT AND SEVERANCE AGREEMENT
     This Employment and Severance Agreement (the “Agreement”), is entered into this 1st day of July, 2009, by and between AGCO CORPORATION, a Delaware corporation (the “Company”), and Hans-Bernd Veltmaat (the “Executive”).
WITNESSETH:
     In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive do hereby agree as follows:
     1. EMPLOYMENT.
          (a) The Company hereby employs the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth in this Agreement.
          (b) The employment term previously commenced and shall continue in effect until terminated in accordance with Section 5 or any other provision of the Agreement.
     2. POSITION AND DUTIES.
          The Executive shall serve as an executive of the Company and shall perform such duties and responsibilities as may from time to time be prescribed by the Company’s board of directors (the “Board”), provided that such duties and responsibilities are consistent with the Executive’s position. The Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote all of his working time and efforts to the business and affairs of the Company and its affiliates. During the one (1) year following a Change in Control (as defined herein), the Executive’s position (including offices, titles and reporting requirements), duties, and responsibilities shall not be reduced, and the Executive shall not be required to work at a location other than the location at which the Executive was based at the time of the Change in Control.
     3. COMPENSATION.
          (a) BASE SALARY. The Company shall pay to the Executive an annual base salary (“Base Salary”) of Four Hundred Seventy Two Thousand, Seven Hundred Twelve Dollars ($472,712.00) payable in equal semi-monthly installments throughout the term of such employment subject to Section 5 hereof (except that the first and last semi-monthly installments may be prorated, if necessary) and subject to applicable tax and payroll deductions. The Company shall consider increases in the Executive’s Base Salary annually, and any such increase in salary implemented by the Company shall become the Executive’s Base Salary for purposes of this Agreement.

          (b) INCENTIVE COMPENSATION. Provided Executive has duly performed his obligations pursuant to this Agreement, the Executive shall be entitled to participate in the Management Incentive Compensation Plan and the Long-Term Incentive Plan that is implemented by the Company.
          (c) SUPPLEMENTAL EMPLOYEE RETIREMENT PROGRAM. During the term of this Agreement, the Executive shall be entitled to participate in the AGCO Corporation Supplemental Executive Retirement Plan (“SERP”).
          (d) OTHER BENEFITS. During the term of this Agreement, the Executive shall be entitled to participate in the employee benefit plans and arrangements which are available to senior executive officers of the Company, including, without limitation, group health and life insurance, pension and savings, and the Senior Management Employment Policy.
          (e) FRINGE BENEFITS. The Company shall pay or reimburse the Executive promptly for all reasonable and necessary expenses incurred by him in connection with his duties hereunder, upon submission by the Executive to the Company of such written evidence of such expenses as the Company may require. Throughout the term of this Agreement, the Company will provide the Executive with the use of a vehicle for purposes within the scope of his employment and shall pay, or reimburse Executive for, all expenses for fuel, maintenance and insurance in connection with such use of the automobile. The Company shall make any such reimbursement or payments under this Section 3(e) no later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which the Executive incurs the expense. The Company further agrees that the Executive shall be entitled to four (4) weeks of vacation in any year of the term of employment hereunder, subject to the terms of the Company’s vacation policy.
          (f) MODIFICATION OF BENEFITS. Without by implication limiting the foregoing, during the one (1) year following a “Change in Control,” the Executive’s compensation, including Base Salary, incentive compensation opportunity, SERP opportunity, other benefits and fringe benefits shall not be reduced. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated management employees and, taken together, do not materially reduce the Executive’s health benefits. To the extent that the Company is not able to continue life, group health or similar benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately.
     4. RESTRICTIVE COVENANTS
          (a) ACKNOWLEDGMENTS. The Executive acknowledges that as an Executive Officer of the Company (i) he frequently will be exposed to certain “Trade Secrets” and “Confidential Information” of the Company (as those terms are defined in Subsection 4(b)), (ii) his responsibilities on behalf of the Company will extend to all geographical areas where the

Company is doing business, and (iii) any competitive activity on his part during the term of his employment and for a reasonable period thereafter would necessarily involve his use of the Company’s Trade Secrets and Confidential Information and, therefore, would unfairly threaten the Company’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and the goodwill associated with its customer base. Moreover, the Executive acknowledges that, in the event of the termination of his employment with the Company, he would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 4. Therefore, the Executive acknowledges and agrees that it is reasonable for the Company to require him to abide by the covenants set forth in this Section 4. The parties acknowledge and agree that if the nature of the Executive’s responsibilities for or on behalf of the Company and the geographical areas in which the Executive must fulfill them materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 4.
          (b) DEFINTIONS.
(i) “Business of Company” means designing, manufacturing, marketing, and distributing agricultural equipment.
(ii) “Material Contact” as used in the non-solicitation provision below means personal contact or the supervision of the efforts of those who have personal contact with an existing or potential Customer or Vendor in an effort to further or create a business relationship between the Company and such existing or potential Customer or Vendor.
(iii) “Confidential Information” means information about the Company, its Executives, and Customers which is not generally known outside of the Company, which the Executive learns of in connection with the Executive’s employment with the Company, and which would be useful to competitors of the Company or potentially harmful to the Company’s reputation. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which the Company hires employees and provides services to its Customers; (3) the nature, origin, composition and development of the Company’s products and services; and (4) the manner in which the Company provides products and services to its Customers.
(iv) “Trade Secrets” means Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act.
(v) “Territory” means those countries and areas as more particularly set forth on Exhibit A attached hereto.

          (c) COVENANT OF CONFIDENTIALITY. During the term of this Agreement, the Executive agrees only to use and disclose Confidential Information in connection with his duties hereunder and to otherwise maintain the secrecy of the same. The Executive agrees that for a period of five years following the cessation of his employment for any reason, he shall not directly or indirectly divulge or make use of any Confidential Information or Trade Secrets of the Company without prior written consent of the Company. The Executive further agrees that if he is questioned about information subject to this Agreement by anyone not authorized to receive such information, he will promptly notify the Chairman of the Board. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure. The Executive will immediately notify the Chairman of the Board if he receives any subpoenas which could require the disclosure of Confidential Information, so that the Company may take whatever actions it deems necessary to protect its interests.
          (d) COVENANT OF NON-COMPETITION. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not compete with the Business of Company by performing services of the same or similar type as those he performed for the Company as an employee, contractor, consultant, officer, director or agent for any person or entity engaged in the Business of Company. Likewise, the Executive will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure by Section 4 (c) of this Agreement. This paragraph restricts competition only within the Territory.
          (e) COVENANT OF NON-SOLICITATION. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Company from any of the Customers with whom the Executive had Material Contact within the last 18 months of his employment with the Company. The Executive further agrees that for a period of twenty-four (24) months following the cessation of his employment, he will not directly or indirectly solicit or attempt to solicit any Vendors of the Company with whom he had Material Contact during the last 18 months of his employment with the Company to provide services to any person or entity which competes with the Business of Company.
          (f) COVENANT OF NON-RECRUITMENT. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not directly or indirectly solicit or attempt to solicit any other employee of the Company for the purpose of encouraging, enticing, or causing said employee to voluntarily terminate employment with the Company.
          (g) COVENANT TO RETURN PROPERTY AND INFORMATION. The Executive agrees to return all of the Company’s property within seven (7) days following the cessation of his employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to the Executive, or which the Executive has developed or collected in the scope of his employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.
          (h) ASSIGNMENT OF WORK PRODUCT AND INVENTIONS. The Executive hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to the Company and/or obtain patents, trademark registrations or copyrights belonging to the Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by the Executive, alone or with others, during the term of the Executive’s employment. This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the Business of Company and have been developed in whole or in part during the term of the Executive’s employment. The Executive agrees to advise the Company in writing of each invention that Executive, alone or with others, makes or conceives during the term of Executive’s employment. Inventions which the Executive developed before the Executive came to work for the Company, if any, are as follows:
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          (i) REMEDIES FOR VIOLATION OF RESTRICTIVE COVENANTS. The Executive acknowledges that the Company would suffer irreparable harm if the Executive fails to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, injunctive and other equitable relief and attorneys’ fees. The Executive agrees that the pendency of any claim whatsoever against the Company shall not constitute a defense to the enforcement of this Noncompetition Agreement by the Company.
          (j) SEVERABILITY. In the event that any one or more of the provisions of these restrictive covenants shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in these restrictive covenants shall be held to be excessively broad as to duration, activity or subject, the parties authorize the Court in which such action is pending to modify said covenants and enforce them to the extent that the Court deems reasonable.
     5. TERMINATION.
          (a) DEATH. This Agreement shall terminate upon the death of the Executive, provided, however, that for purposes of the payment of Base Salary to the Executive, the death of the Executive shall be deemed to have occurred ninety (90) days from the last day of the month in which the death of the Executive shall have occurred.
          (b) DISABILITY. Executive’s employment and all obligations of the Company hereunder shall terminate upon a finding that the Executive is disabled under the Company’s group long term disability plan.

          (c) CAUSE. The Company may terminate the Executive’s employment hereunder for Cause by giving written Notice of Termination to the Executive. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by Executive to, any felony; (ii) fraud, misappropriation or embezzlement by Executive; (iii) Executive’s willful failure or gross negligence in the performance of his assigned duties for the Company, which failure or negligence continues for more than or was not remedied within thirty (30) calendar days following Executive’s receipt of written notice of such willful failure or gross negligence; (iv) Executive’s failure to follow reasonable and lawful directives of the Board or his breach of his fiduciary duty to the Company, which failure is not remedied within thirty (30) calendar days following Executive’s receipt of written notice of such failure; (v) any act or omission of Executive that has a demonstrated and material adverse impact on the Company’s business or reputation for honesty and fair dealing, other than an act or failure to act by Executive in good faith and without reason to believe that such act or failure to act would adversely impact on the Company’s business or reputation for honesty and fair dealing; or (vi) the breach by Executive of any material term of this Agreement, which breach continues for more than or was not remedied within thirty (30) calendar days following Executive’s receipt of written notice of such breach.
          (d) WITHOUT CAUSE; GOOD REASON.
(i)	The Company may terminate the Executive’s employment hereunder without Cause, by giving written Notice of Termination (as defined in Section 5(e)) to the Executive.

(ii)	The Executive may terminate his employment hereunder, by giving written Notice of Termination to the Company. For the purposes of this Agreement, the Executive shall have “Good Reason” to terminate his employment hereunder upon (a) a substantial reduction in the Executive’s aggregate Base Salary and annual incentive compensation taken as a whole, excluding any reductions caused by the performance of the Company or the Executive, including but not limited to, the failure by the Executive to achieve performance targets established from time to time by the Board and/or under the Long Term Incentive Plan or from below budget performance by the Company, or (b) the Company’s failure to make payments of Base Pay and incentive compensation, but only upon notice of such failure given by the Executive and the subsequent failure of the Company to cure the non-payment within thirty (30) days of such notice.
          (e) NOTICE OF TERMINATION. Any termination by the Company pursuant to the Subsections (b), (c) or (d)(i) above or by the Executive pursuant to Subsection (d)(ii) above, shall be communicated by written Notice of Termination from the party issuing such notice to the other party hereto. For purposes of this Agreement, a “Notice of Termination”

shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. A date of termination specified in the Notice of Termination shall not be dated earlier than ninety (90) days from the date such Notice is delivered or mailed to the applicable party.
          (f) OBLIGATION TO PAY. Except upon termination for Cause, voluntary termination by the Executive without Good Reason, or termination as a result of death or disability, and further subject to Sections 6 and 16 below, the Company shall (i) pay the compensation specified in this Subsection 5(f) to the Executive for the period specified in this Subsection 5(f), (ii) continue to provide, no less frequently than monthly, life insurance benefits during the remainder of the applicable period, including the Severance Period set forth in this Subsection 5(f), and (iii) if and to the extent the Executive timely elects COBRA continuation coverage, pay the Executive, no less frequently than monthly, the cost of COBRA premiums for a period of 18 months or such lesser period as the Executive continues to have COBRA continuation coverage.
     If the Executive’s employment shall be terminated by reason of death, the estate of the Executive shall be paid all sums otherwise payable to the Executive through the end of the third month after the month in which the death of the Executive occurred, including all bonus or other incentive benefits accrued or accruable to the Executive through the end of the month in which the death of the Executive occurred, on the same basis as if the Executive had continued employment through such times, and the Company shall have no further obligations to the Executive under this Agreement.
     If the Executive’s employment is terminated by reason of disability as determined under the Company’s long term disability plan, the Executive or the person charged with legal responsibility for the Executive’s estate shall be paid all sums otherwise payable to the Executive, including the bonus and other benefits accrued or accruable to the Executive, on the same basis as if the Executive had continued employment through the date of disability, and the Company shall have no further obligations to the Executive under this Agreement.
     If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary through the date of termination specified in the Notice of Termination and reimbursements otherwise payable to the Executive, and the Company shall have no further obligations to the Executive under this Agreement.
     Unless such termination occurs within two (2) years following a Change in Control, if the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason, the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for a period of one (1) year from the date of such termination (such one (1) year period being referred to hereinafter as the “Severance Period”) at such intervals as the same would have been paid had the Executive remained in the active service of the Company, and (y) pay the Executive a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year, which incentive compensation shall be payable at the time incentive compensation is payable generally under the applicable incentive plans; provided, however, that notwithstanding the foregoing, the Executive shall not be entitled to any severance payments under clauses (x) and (y) of this sentence upon and after reaching age 65 . The Executive shall have no further right to receive any other compensation, benefits or perquisites after the date of termination of employment except as determined under the terms of this Agreement or any applicable employee benefit plans or programs of the Company or under applicable law.
     If within two (2) years following a Change in Control the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (a “Change in Control Termination”), the Company shall immediately, and in all events within thirty (30) days after the date of termination, pay the Executive the sum of (x) two (2) times the Base Salary (at the rate in effect on the date of such termination), (y) a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year, plus (z) a bonus in an amount equal to the three (3) year average of the awards received by the participant during the prior two (2) completed years and the current year’s trend (based upon results through the month most recently complete prior to the termination, extrapolated for the complete year) multiplied by two (2) times. Any payment due to the Executive with respect to clause (y) and (z) that is calculated based upon the Company’s Management Incentive Plan shall be reduced by any similar amounts received by the Executive under such plan. Also, notwithstanding the foregoing, in the event of a Change in Control Termination, the Company shall continue the Executive’s life and group health coverage for a period of two (2) years, subject to the same payments by the Executive that the Executive was required to make prior to termination. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated management employees. To the extent that the Company is not able to continue life or group health benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately.
     For the purposes of this Agreement, the term “Change in Control” shall mean change in the ownership of the Company, change in the effective control of the Company or change in ownership of a substantial portion of the Company’s assets, as described in Section 280G of the Code, including each of the following: (i) a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, acquires additional stock); (ii) change in the effective control of the Company is presumed (which presumption may be rebutted by the Compensation Committee of the Board) to occur on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such Company; (iii) a majority of members of the Company’s Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election of such new directors; or (iv) a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to forty percent (40%) or more of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of the Company.
          (g) TAXES. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive in the event of a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (a “Change in Control Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Change in Control Payments. The Company shall pay all such Gross-Up Payments before such excise taxes are required to be remitted.
6.	CONDITIONS APPLICABLE TO SEVERANCE PERIOD; MITIGATION OF DAMAGES
          (a) If during the Severance Period, the Executive breaches his obligations under Section 4 above, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Subsection 5(f).

          (b) Although the Executive shall not be required to mitigate the amount of any payment provided for in Subsection 5(f) by seeking other employment, any such payments shall be reduced by any amounts which the Executive receives or is entitled to receive from another employer with respect to the Severance Period. The Executive shall promptly notify the Company in writing in the event that other employment is obtained during the Severance Period.
     7. NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified first-class mail, postage prepaid, addressed:
          in the case of the Company to:
AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096
Attention: Debra Kuper
          in the case of the Executive to:
Hans-Bernd Veltmaat
2915 Fitzgerald Trace
Duluth, GA 30097
or to such other address as either party shall designate by giving written notice of such change to the other party.
     8. ARBITRATION. Any claim, controversy, or dispute arising between the parties with respect to this Agreement, to the maximum extent allowed by applicable law, shall be submitted to and resolved by binding arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and (except as otherwise specified herein) the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is commenced. The venue for the arbitration shall be the Atlanta, Georgia offices of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by delivery in person or by certified mail of a Notice of Arbitrable Controversy. Upon receipt of such a Notice, the parties shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such Notice. Notice to the Company and the Executive shall be sent to the addresses specified in Section 7 above. If the dispute cannot be resolved within the fifteen (15) day period, either party may file a written Demand for Arbitration with the American Arbitration Association’s Atlanta, Georgia Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted before a panel of three (3) arbitrators. The arbitrators shall be selected as follows: (a) The party filing the Demand for Arbitration shall simultaneously specify his or its arbitrator, giving the name, address and telephone number of said arbitrator; (b) The party receiving such notice shall notify the party demanding the arbitration of his or its arbitrator, giving the name, address and telephone number of the arbitrator within five (5) days of the receipt of such Demand for Arbitration; (c) A neutral person shall be selected through the American Arbitration Association’s arbitrator selection procedures to serve as the third arbitrator. The arbitrator designated by any party need not be neutral. In the event that any person fails or refuses timely to name his arbitrator within the time specified in this Section 8, the American Arbitration Association shall (immediately upon notice from the other party) appoint an arbitrator. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the time, date(s), and place of the hearing, and notify the parties. To the extent practical, the arbitrators shall schedule the hearing to commence within sixty (60) days after the arbitrators have been impaneled. A majority of the panel shall render an award within ten (10) days of the completion of the hearing, which award may include an award of interest, legal fees and costs of arbitration. The panel of arbitrators shall promptly transmit an executed copy of the award to the respective parties. The award of the arbitrators shall be final, binding and conclusive upon the parties hereto. Each party shall have the right to have the award enforced by any court of competent jurisdiction.

Executive initials:	Company initials:
     9. NO WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in a writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions of this Agreement at the same or at any prior or subsequent time.
     10. SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. Neither this Agreement or any rights or obligations of the Executive herein shall be transferable or assignable by the Executive.
     11. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The parties intend for each of the covenants contained in Section 4 to be severable from one another.
     12. SURVIVAL. The provisions of Section 4 hereof shall survive the termination of Executive’s employment and shall be binding upon the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees and the provisions of Section 5 hereof relating to payments and termination of the Executive’s employment hereunder shall survive such termination and shall be binding upon the Company.

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14. ENTIRE AGREEMENT. This Agreement constitutes the full agreement and understanding of the parties hereto with respect to the subject matter hereof and all prior or contemporaneous agreements or understandings are merged herein. The parties to this Agreement each acknowledge that both of them and their respective agents and advisors were active in the negotiation and drafting of the terms of this Agreement.
     15. GOVERNING LAW. The validity, construction and enforcement of this Agreement, and the determination of the rights and duties of the parties hereto, shall be governed by the laws of the State of Georgia.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AGCO CORPORATION

By:

Name:

Title:

EXECUTIVE

By:

Name:

Date: